Exhibit 10.28

EMPLOYMENT TRANSITION AND CONSULTING AGREEMENT

This Employment Transition and Consulting Agreement (this “Agreement”) is entered into between Peter L. Jensen, an individual (“Executive”), and Basin Water, Inc., (the “Company”), effective as of the Effective Date (as defined below).

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer and serves as Chairman of the Company’s Board of Directors (the “Board”) pursuant to that certain Employment Agreement dated as of May 11, 2006, between the Company and Executive (the “Employment Agreement”);

WHEREAS, in accordance with the Company’s and the Executive’s transition plans, both the Executive and the Company have determined that it is in their mutual best interests that Executive resign as an employee of the Company, and that their employment relationship be dissolved in the manner set forth in this Agreement;

WHEREAS, in accordance with the Company’s and the Executive’s transition plans, both the Executive and the Company have determined that it is in their mutual best interests that Executive continue to provide consulting services to the Company and to serve on the Board following his termination of employment; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of the foregoing arrangement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Effective Date; Termination of Employment.

(a) Effective Date. This Agreement shall become effective upon the occurrence of both of the following events: (a) execution of the Agreement by the Parties; and (b) expiration of the revocation period applicable under the Release (as defined in Section 3(g) below) without any party thereto having given notice of revocation. The date of the last to occur of the foregoing events shall be referred to in this Agreement as the “Effective Date.” Until and unless both of the foregoing events occur, this Agreement shall be null and void.

(b) Termination of Employment Status. Executive’s employment by the Company shall terminate effective as of February 19, 2008 (the “Termination Date”). Executive hereby resigns from his position as Chief Executive Officer and Chairman (and any other titles or officer positions he may hold) of the Company (and any of its affiliates and subsidiaries) effective as of the Termination Date. Executive shall execute any additional documentation necessary to effectuate such resignations. Executive’s personnel file at the Company will reflect that Executive voluntarily resigned for personal reasons. Notwithstanding the foregoing, the Company shall not oppose Executive’s claim for unemployment benefits on the grounds that he resigned.

2. Consulting Services.

(a) Consulting Period. During the period commencing on the Termination Date and ending on the second anniversary thereof (the “Consulting Period”), Executive will continue to provide services to the Company.

(b) Status as Consultant. During the Consulting Period, Executive shall be an independent contractor of the Company and not an employee.

(c) Scope of Services During Consulting Period. Executive shall devote such percentage of his business time and effort to the performance of his services hereunder as may be mutually agreed upon by the Chief Executive Officer of the Company and Executive. Executive shall, upon the request or direction of the Board or the Chief Executive Officer of the Company, provide such additional information, advice and assistance concerning matters that are within the scope of Executive’s knowledge and expertise. Executive’s advice shall be of an advisory nature and Company shall not have any obligation to follow such advice.

(d) Availability. Executive shall be available to provide services under this Agreement during normal business hours (“normal business hours” being 9:00 a.m. to 5:00 p.m. Pacific Time on any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by law or other governmental action to close). If requested by the Board or the Chief Executive Officer of the Company, Executive shall provide the services in person at the principal executive offices of Company or at another location to be mutually agreed by Executive and the Chief Executive Officer of the Company. The Company shall reasonably accommodate Executive’s schedule when requesting Executive’s assistance pursuant to this Section 2(d).

(e) Continued Board Membership. Unless Executive elects to resign, Executive shall continue to serve as a member of the Board following the Termination Date. Following the expiration of the Executive’s current term on the Board, Executive will be considered for continued membership on the Board upon the mutual agreement of the Board and Executive. Following the Termination Date, Executive shall be considered a non-employee member of the Board. For his service as a non-employee member of the Board, Executive shall be eligible to receive director fees and Stock Awards in accordance with standard Company policy regarding such fees and Stock Awards for non-employee members of the Board. For purposes of this Agreement, “Stock Awards” means all stock options, stock appreciation rights, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

3. Compensation.

(a) Compensation Through Termination Date. On the Termination Date, the Company shall issue Executive his final paycheck, reflecting (a) his earned but unpaid base salary through February 29, 2008, and (b) all accrued, unused PTO (vacation and sick leave) due Executive through the Termination Date. Subject to Sections 3(b) and (c) below, Executive acknowledges and agrees that with his final check, the payment of any outstanding expense reimbursements, and the payment of any amounts payable under any of the employee benefit plans of the Company in accordance with the terms of such plans, Executive will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation he earned or was due during his employment by the Company.

(b) Compensation on Effective Date. On the Effective Date, in consideration for the Release and his continued compliance with Section 4 below, Executive shall be entitled to receive the following compensation and benefits:

(i) a cash lump sum payment of $422,797 (consisting of $398,962 in termination payments and $23,835 for health care expenses following the expiration of the Company’s obligations under Section 3(b)(ii) below); plus

(ii) for the period beginning on the Termination Date and ending on the date which is eighteen (18) full months following the Termination Date (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or the date on which Executive accepts employment with another employer that provides comparable benefits in terms of cost and scope of coverage), the Company shall pay for and provide Executive and his dependents with healthcare insurance benefits which are substantially the same as the benefits provided to Executive immediately prior to the Termination Date, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA.

(c) Compensation During Consulting Period.

(i) During the Consulting Period, in consideration for the Release and his continued compliance with Section 4 below, Executive shall be entitled to receive a cash retainer of $200,000 per year, payable in twelve (12) equal monthly installments on the first day of each calendar month during the Consulting Period. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, Executive’s right to the series of installment payments hereunder shall be treated as a right to a series of separate payments.

(ii) Executive acknowledges that, following the Termination Date, Executive shall not be eligible to participate in any plan or program which, as a condition of eligibility for such plan or program, requires Executive to be an employee of the Company.

(iii) During the Consulting Period, the Company shall reimburse Executive for reasonable and pre-approved out-of-pocket business expenses incurred in connection with the performance of his services hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures

(d) Stock Awards. During the Consulting Period, and thereafter for so long as Executive continues to serve as a member of the Board, all of Executive’s unexercised Stock Awards shall continue to vest and be exercisable, if applicable, pursuant to the terms of the Company equity plan(s) and stock award agreements pursuant to which they were granted. Notwithstanding the foregoing, following the Termination Date, Executive shall not be entitled to any additional grants of Stock Awards, except grants to which Executive may be entitled as a non-employee member of the Board. Following the later of (i) termination of the Consulting Period or (ii) termination of Executive’s service as a member of the Board, the vested Stock Awards shall be exercisable by Executive in accordance with the terms of the Company equity plan(s) and stock award agreements pursuant to which they were granted. Executive acknowledges that, to the extent his Stock Awards are “incentive stock options,” within the meaning of Section 422 of the Code, to the extent such Stock Awards are exercised more than three months following the Termination Date, such Stock Awards will be treated as non-qualified stock options for tax purposes.

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to compensation, benefits, and other amounts hereunder (if any) accruing after the termination of Executive’s employment by or service to the Company shall cease upon such termination. In the event of a termination of Executive’s employment by or service to the Company under this Agreement or the termination of Executive’s service as a member of the Board, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 3. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 3, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(g) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances (other than salary advances) or other amounts owed by Executive to the Company under a written agreement may be offset by the Company against amounts payable to Executive under this Section 3; provided, further, that, as provided in Section 3(b), Executive’s right to continued healthcare insurance benefits following the Termination Date will terminate on the date on which the applicable continuation period under COBRA expires.

(h) Company Property. Executive shall be entitled to retain all Company personal property, including, without limitation, all computer equipment (including a Mac Pro CTO 2 GB RAM computer), printers and cameras in his possession as of the Termination Date; provided that Executive shall remove the Company logo from such personal property to the extent possible. In addition, the Company shall transfer ownership of the Company truck in Executive’s possession (from which the Company logo shall be removed) to Executive within thirty (30) days following the Termination Date.

(g) Release. Executive’s right to receive any of the payments or other compensation to be made to Executive pursuant to Sections 3(b) and 3(c), including any retainer during the Consulting Period, shall be contingent on Executive and Lorna C. Jensen providing to the Company (and failing to revoke) a full and complete general release in the form attached hereto as Exhibit A (the “Release”) within thirty (30) days following the Termination Date. In the event the Release does not become effective (and the revocation period thereunder expired) within the thirty (30) day period following the Termination Date, Executive shall not be entitled to the aforesaid payments and benefits.

(h) Delay of Payments. If at the Termination Date, Executive is a “specified employee” as defined in Section 409A of the Code, as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is at least six (6) months following the Termination Date (or the earliest date as is permitted under Section 409A of the Code).

4. Certain Covenants. Executive hereby expressly reaffirms his obligations under Section 6 of the Employment Agreement, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the Termination Date and any termination of his services to the Company; provided that, it is understood that Executive shall become an employee, officer and/or director of Empire Water Corporation and that such service shall not be prohibited by the provisions of Section 6(a) of the Employment Agreement. The Company shall be entitled to cease all severance payments to Executive in the event of his or his or her breach of this Section 4.

5. Nondisparagement; Confidentiality. Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees or business. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive. Except as may be required by law, neither Executive, nor any member of Executive’s family, nor anyone else acting by, through, under or in concert with Executive will disclose to any individual or entity (other than Executive’s legal or tax advisors) the terms of this Agreement.

6. Release of Claims by the Company.

(a) Release. As of the Effective Date, the Company hereby releases and forever discharges Executive and his wife, Lorna C. Jensen, and their executors, heirs, representatives, successors and assigns, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Company has or may have against them, from the beginning of time to the date hereof, including without limitation, Claims that arose as a consequence of their employment with the Company, or arising out of the termination of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, and any and all claims arising under federal, state, or local laws relating to employment, all up through and including the Termination Date, including, but not limited to, Claims which were, could have been, or could be the subject of an administrative or judicial proceeding filed by the Company or on the Company’s behalf under federal, state or local law, whether by statute, regulation, in contract or tort; provided, however, that this Section 6 shall not apply or otherwise release any Claim which a corporation may not provide an officer with exculpation of, or indemnification from, under applicable Delaware law.

(b) Waiver of Unknown Claims. The Company acknowledges that it has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Company hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his or its release of any unknown Claims it may have against Executive or Lorna C. Jensen.

7. Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the Termination Date. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

8. Litigation Cooperation. Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company may conduct, including taking such requested actions as are reasonably necessary to preserve the Company’s attorney-client privilege. The Company agrees to reimburse Executive for his reasonable expenses incurred in connection with such cooperation within thirty (30) days after receipt of an invoice from Executive setting forth in reasonable detail such expenses. Air travel, hotel costs and entertainment expenses will be reimbursed consistent with the Company’s past practices with respect to Executive, as determined by the Company’s Chief Executive Officer, in his reasonable discretion. Notwithstanding the foregoing, the Company shall have no obligation by virtue of this Section 8 to pay Executive for time spent by Executive in any pending or future litigation or arbitration where Executive is a co-defendant or party to the arbitration or litigation. This Section 8 shall in no way limit the Company’s obligations under Section 9 below.

9. Indemnification Agreement. The Company hereby reaffirms its obligations under that certain Amended and Restated Indemnification Agreement, dated January 2008, between the Company and Executive attached hereto as Exhibit C (the “Indemnification Agreement”). The Company’s obligations under the Indemnification Agreement shall survive Executive’s termination of employment by or service to the Company. Through at least the sixth anniversary of the cessation of Executive’s service as a director of the Company (or such longer period as claims may be brought with respect to Executive’s service as a director or officer of the Company under the applicable statute of limitations for such claims), the Company agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Company for the benefit of its directors and officers on at least the same basis as all other covered individuals and to indemnify the Executive to the maximum extent permitted under applicable law.

10. Agreed-Upon Statement; Employment References. Any inquiries regarding Executive from prospective employers shall be forwarded to the Chairman of the Compensation Committee of the Board, who shall confirm that Executive resigned from the Company for personal reasons. Except as required by law or court order, the Company shall not make any additional or inconsistent internal or public statements regarding Executive’s resignation.

11. Miscellaneous.

(a) Entire Agreement. This Agreement and the agreements referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, any prior severance agreements, any contrary or limiting provisions in any Company equity compensation plan and that certain Employment Agreement (other than Section 6 thereof, which is incorporated herein). Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans and stock option plans. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements. In addition, this Agreement shall not limit in any way any obligation Executive may have under any other agreement with or promise to the Company relating to confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.

(b) Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 3, 4, 5, 6, 7, 8, 9, 10 and 11 of this Agreement, and Section 6 of the Employment Agreement, shall survive any termination of Executive’s services or any termination of this Agreement.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

Basin Water, Inc. 9302 Pittsburgh Ave.,

Suite 210

Rancho Cucamonga, CA 91730

Attention: Chairman of the Compensation Committee

If to Executive:

Peter L. Jensen

P.O. Box 70000

San Diego, CA 92167

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Section 6 of the Employment Agreement and Section 7 herein, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(k) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(l) Code Section 409A.

(a) This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

(b) As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(m) Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

(n) Taxes. All compensation payable to Executive under Sections 3(a) and (b) hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order. During the Consulting Period, Executive shall be solely responsible for taxes required to be paid with respect to his performance of services and the receipt of consideration under this Agreement, including, without limitation, United States federal, state and local income taxes, payroll taxes, social security, unemployment or disability insurance, or similar items, and Executive will indemnify Company and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys, relating to any obligation imposed by law on Company to pay any withholding taxes, payroll taxes, social security, unemployment or disability insurance, or similar items in connection with consideration received by Executive pursuant to this Agreement, whether such obligations are imposed by the Internal Revenue Service or any other federal, state or local governmental authority.

(o) RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS AGREEMENT.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BASIN WATER, INC.

By:	/s/ Michael Stark

Print Name:	Michael Stark

Title:	President

PETER L. JENSEN

/s/ Peter L. Jensen

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this 18th day of February, 2008, among Peter L. Jensen (“Executive”), Lorna Jensen and Basin Water, Inc., a Delaware corporation (the “Company”).

Certain capitalized terms used in this Release are defined in the Employment Transition and Consulting Agreement (the “Agreement”) which Executive has executed and of which this Release is a part.

Executive is executing this Release in exchange for the compensation payable to Executive pursuant to Section 3(b) of the Agreement and the Company’s release of claims against Executive in Section 6 of the Agreement.

Lorna Jensen is executing this Release in exchange for the Company’s release of claims against her in Section 6 of the Agreement.

Executive’s and Lorna Jensen’s release of the Company and the Company’s release of claims against them are independent of each other.

Executive hereby confirms his obligations under Section 4 of the Agreement.

We acknowledge that we have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” We hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to our release of any claims we may have against the Company.

Except as otherwise set forth in this Release, we hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification we may have as a result of any third party action against us related to the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date we execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with our employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than claims for benefits under the Company’s “employee benefit plans” (as defined in Section 3(3) of ERISA); the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify Executive pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

We acknowledge that we are knowingly and voluntarily waiving and releasing any rights we may have under ADEA. We also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which we were already entitled. We further acknowledge that we have been advised by this writing, as required by the ADEA, that: (A) our waiver and release do not apply to any rights or claims that may arise on or after the date we execute this Release; (B) we have the right to consult with an attorney prior to executing this Release; (C) we have twenty-one (21) days to consider this Release (although we may choose to voluntarily execute this Release earlier); (D) we have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by us.

To the fullest extent permitted by the Company’s bylaws and applicable law, the Company shall indemnify, defend and hold harmless Lorna Jensen from and against all losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by reason of or based upon any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act by her related to the Company, provided that such indemnification obligation shall not apply to the extent it arises out of any act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law. The Company’s obligations under the foregoing sentence are conditioned upon Lorna Jensen: (a) providing the Company with prompt notice of any such claims; (b) allowing the Company to control the defense and settlement of such claims; (c) providing the Company with the information and assistance necessary for such defense and settlement of the claims; and (d) not entering into any settlement with respect to such claims without the express consent of the Company. The Company’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of the Company or Lorna Jensen. The Company shall not settle any action, claim or proceeding (in whole or in part) which would impose any expense, judgment, fine, penalty or limitation on Lorna Jensen without Lorna Jensen’s prior written consent.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

PETER L. JENSEN

/s/ Peter L. Jensen

Date:	February 18, 2008

LORNA JENSEN

/s/ Lorna Jensen

Date:	February 18, 2008

BASIN WATER, INC.

By:	/s/ Michael Stark

Print Name:	Michael Stark

Title:	President